UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2008 (December 31, 2007)

MOODY’S CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14037	13-3998945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 553-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

Moody’s Corporation (the “Company”) previously disclosed in its earnings release for the third quarter of 2007, filed on Form 8-K on October 24, 2007, that it expected to record a restructuring charge in the fourth quarter of 2007. This anticipated charge was initiated in response to the Company’s reorganization announced on August 7, 2007 and a decline in current and anticipated issuance of rated debt securities in some market sectors. On December 31, 2007, the Company committed to a restructuring plan (the “Plan”) that it estimates will result in a fourth quarter 2007 pre-tax charge of approximately $47 – $52 million.

Included in the Plan is a reduction of staff as a result of: (i) consolidation of certain corporate staff functions, (ii) the integration of businesses comprising Moody’s Analytics, and (iii) an anticipated decline in new securities issuance in some market sectors. The Plan also calls for the termination of technology contracts as well as the outsourcing of certain technology functions anticipated to begin in the first half of 2008. The Plan is expected to be substantially completed by December 31, 2008.

As part of the Plan staff reductions described above, the Company plans to reduce global headcount by approximately 275 positions, 7.5% of the headcount as of September 30, 2007. As of December 31, 2007, the number of full-time equivalent employees of Moody’s was approximately 3,600. This is anticipated to result in restructuring charges of approximately $43 – $48 million, an amount that includes severance and related costs primarily determined based on an existing severance plan. Additionally, the termination of technology contracts is expected to result in an estimated restructuring charge of approximately $4 million. Cash outlays relating to the headcount reductions and contract termination costs are anticipated to be approximately $40 – $45 million and $4 million, respectively, the majority of which will be paid out in 2008.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this current report are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Forward-looking statements in this current report are made as of the filing date, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, matters that could affect the volume of debt securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2006 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY’S CORPORATION

By:	/s/ John J. Goggins
John J. Goggins Senior Vice President and General Counsel

Date: January 7, 2008